August 2012 Pricing Sheet dated August 29, 2012 relating to Amendment No. 1 to Preliminary Terms No. 292 dated August 14, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Partial Principal at Risk Securities due August 30, 2016

Based on the Performance of Gold
PRICING TERMS – AUGUST 29, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$5,816,000
Pricing date:	August 29, 2012
Original issue date:	September 4, 2012 (3 business days after the pricing date)
Maturity date:	August 30, 2016
Interest:	None
Underlying commodity:	Gold
Payment at maturity:
If the final commodity price is greater than the initial commodity price:
$1,000 + supplemental redemption amount, subject to the maximum payment amount
If the final commodity price is less than or equal to the initial commodity price:
$1,000 x commodity performance factor, subject to the minimum payment amount
This amount will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage depreciation of the underlying commodity.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate
Participation rate:	100%
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Maximum payment amount:	$1,560 per security (156% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Initial commodity price:	$1,660.00, which is the commodity price on the pricing date
Final commodity price:	The commodity price on the determination date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Determination date:	August 25, 2016, subject to adjustment for non-trading days and certain market disruption events
CUSIP/ISIN:	617482P32 / US617482P323
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$27.50	$972.50
Total	$5,816,000	$159,940	$5,656,060
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $27.50 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 292 dated August 14, 2012
Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.